Exhibit 35.1

ANNUAL COMPLIANCE CERTIFICATE

Great Lakes Educational Loan Services, Inc. (the “Servicer”) hereby certifies as of December 31, 2006 as follows:

1.	The undersigned has reviewed, for the period beginning January 1, 2006 and ending December 31, 2006: (a) the activities of the Servicer as they related to the Student Loan Servicing Agreement dated as of May 25, 2006 (the “Issuer Servicing Agreement”) between the Servicer and the Goal Capital Funding Trust 2006-1 (the “Issuer”) and the Student Loan Servicing Agreement dated as of October 1, 2005 (the “Depositor Servicing Agreement” and, together with the Issuer Servicing Agreement, the “Agreements”) between the Servicer and Goal Capital Funding, LLC (the “Depositor”) and (b) the Servicer’s performance under the Agreements. The performance by the Servicer of its obligations under the Agreements has been made by persons under the direct supervision of the undersigned.

2.	To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Agreements, the Servicer has fulfilled all of its obligations under the Agreements in all material respects for the period beginning January 1, 2006 and ending December 31, 2006.

This report is delivered pursuant to Item 1123 of Regulation AB.

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.

By:	/s/ Michael J. Noack
Name:	Michael J. Noack
Title:	Chief Servicing Officer